Exhibit 10.39

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Performance-Based Restricted Stock Unit Award Agreement

Performance-Based Vesting

THIS AGREEMENT is made as of                     , 201[  ] (the “Grant Date”), by and between Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Company”), and «First_Name» «Last_Name» («Last_Name»)

WHEREAS, «Last_Name» is expected to perform valuable services for the Company and the Company considers it desirable and in its best interests that «Last_Name» be given a proprietary interest in the Company and an incentive to advance the interests of the Company by possessing units that are settled in shares of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), in accordance with the Company’s Amended and Restated 1993 Stock Incentive Plan (the “Plan”).

NOW THEREFORE, in consideration of the foregoing premises, it is agreed by and between the parties as follows:

1.	Grant of Performance-Based Restricted Stock Units.

(a)	Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to «Last_Name» a target award of performance-based restricted stock units (the “Performance-Based Restricted Stock Unit Award”), which shall vest and become unrestricted in accordance with Section 2 hereof.

(b)	Transferability. Performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award and not then vested and unrestricted may not be sold, transferred, pledged, assigned, alienated, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, alienate, hypothecate or encumber, or otherwise dispose of such performance-based restricted stock units, the Performance-Based Restricted Stock Unit Award shall immediately become null and void.

2.	Vesting.

(a)	Performance-Based Vesting. Subject to this Section 2, the Performance-Based Restricted Stock Unit Award shall vest and become unrestricted in accordance with Exhibit A hereto.

(b)

Accelerated Vesting for Termination following a Change in Control. Unless otherwise provided in another written agreement between «Last_Name» and the Company, in the event of a Change in Control of the Company, (i) all unearned performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award shall be deemed to be earned at 100% of target level and such number of performance-based restricted stock units shall remain unvested and shall continue to vest in accordance with their original vesting schedule, and (ii) all earned and unvested performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award shall remain unvested and shall continue to vest in accordance with their original vesting schedule. If «Last_Name»’s employment with such successor company (or a subsidiary thereof) is terminated within 24 months following such Change in Control (or within three months prior thereto in connection with the Change in Control) without Cause by the Company or the successor company or by «Last_Name» for Good Reason, all earned and unvested performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award outstanding as of the date of such termination of employment (or as of the date of the Change in Control if termination occurred prior to and in connection with the Change in Control) shall vest.

(c)	Settlement of Performance-Based Restricted Stock Units. Upon the date performance-based restricted stock units subject to this Agreement become vested and unrestricted, one share of Common Stock shall be issuable for each performance-based restricted stock unit that vests on such date, subject to the terms and conditions of the Plan and this Agreement. Thereafter, the Company will transfer such shares of Common Stock to «Last_Name» upon satisfaction of any required tax withholding obligations.

(d)	Other Defined Terms.

Cause. “Cause” shall mean (i) the willful or grossly negligent failure by «Last_Name» to perform his or her duties and obligations hereunder in any material respect, other than any such failure resulting from the disability of «Last_Name», (ii) «Last_Name»’s conviction of a crime or offense involving the property of the Company, or any crime or offense constituting a felony or involving fraud or moral turpitude; (iii) «Last_Name»’s violation of any law, which violation is materially and demonstrably injurious to the operations or reputation of the Company; or (iv) «Last_Name»’s material violation of any generally recognized policy of the Company.

Change in Control. A “Change in Control” shall mean and be determined to have occurred upon any one of the following events: (i) the date any person or group other than any subsidiary of the Company (or any employee benefit plans (or related trust) of the Company or any of its subsidiaries) acquires beneficial ownership of securities possessing more than thirty percent (30%) of the total combined voting power of the Company’s then outstanding voting securities which generally entitle the holder thereof to vote for the election of directors (“Voting Power”), provided, however, that no Change in Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than sixty percent (60%) of the then outstanding shares of common stock of such corporation and the Voting Power of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the stock and Voting Power of Company immediately before such acquisition, in substantially the same proportions as their ownership immediately before such acquisition; or (ii) the date the individuals who constitute the Board of Directors of the Company (the “Board”) as of the date of this Agreement (the “Incumbent Board”) cease for any reason other than their deaths to constitute at least a majority of the Board; provided that any individual who becomes a director after the date of this Agreement whose election or nomination for election by Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered, for purposes of this definition, as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened solicitation by a person or group other than the Board for the purpose of opposing a solicitation by any other person or group with respect to the election or removal of directors of the Company; or (iii) Company effects (A) a merger, reorganization or consolidation of Company with one or more corporations or entities, as a result of which the holders of the outstanding Voting Stock of Company immediately prior to such merger, reorganization or consolidation hold less than 50% of the Voting Power of the surviving or resulting corporation or entity immediately after such merger or consolidation; or (B) a sale or other disposition of all or substantially all of the assets of Company other than to an entity of which Company owns at least 50% of the Voting Power. For purposes of the foregoing definition, the terms “beneficially owned” and “beneficial ownership” and “person” shall have the meanings ascribed to them in SEC rules 13d-5(b) under the Securities Exchange Act of 1934 (the “1934 Act”), and “group” means two or more persons acting together in such a way to be deemed a person for purposes of Section 13(d) of the 1934 Act. Further, notwithstanding anything herein to the contrary, the definition of Change in Control set forth herein shall not be broader than the definition of “change in control event” as set forth under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance promulgated thereunder, and if a transaction or event does not otherwise fall within such definition of change in control event, it shall not be deemed a Change in Control for purposes of this Agreement.

Good Reason. “Good Reason” shall mean (i) any significant diminution in «Last_Name»’s responsibilities from and after the date of the Change in Control, (ii) any material reduction in the annual salary or target incentive cash compensation of «Last_Name» from and after the date of the Change in Control or (iii) any requirement after the date of the Change in Control (or prior thereto in connection with the Change in Control) to relocate to a location that is more than fifty (50) miles from the principal work location of «Last_Name»; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless «Last_Name» provides written notice to the Company of the existence of such condition not later than 90 days after the initial existence of such condition, and the Company shall have failed to remedy such condition within 30 days after receipt of such notice.

3.	No Rights as Stockholder; Dividend Equivalents. «Last_Name» shall not have any rights of a stockholder of the Company with respect to any shares of Common Stock issuable upon the vesting of performance-based restricted stock units subject to this Agreement (including the right to vote and to receive dividends and other distributions paid with respect to shares of Common Stock), unless and until, and only to the extent, the Performance-Based Restricted Stock Unit Award is settled by the issuance of such shares of Common Stock to «Last_Name». Notwithstanding the foregoing, at such time as the restrictions lapse, an amount equal to any cash dividends that would have been payable to «Last_Name» if the shares of Common Stock underlying the performance-based restricted stock units subject to this Agreement had been issued to «Last_Name» during the restriction period shall be paid in cash to «Last_Name» with respect to the actual number of performance-based restricted stock units that have vested. This Section 3 will not apply with respect to record dates for dividends occurring prior to the Grant Date or after the restriction period has lapsed.

4.	Termination of Employment.

(a)	Subject to Section 2 and Section 4(d), if «Last_Name»’s employment with the Company (or an affiliate of the Company if such affiliate is «Last_Name»’s employer) is terminated by the Company for Cause or by «Last_Name»’s resignation, the performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award which are unearned or which are earned and unvested as of the date of termination shall be forfeited by «Last_Name» and such performance-based restricted stock units shall be cancelled by the Company.

(b)

Subject to Section 2 and Sections 4(c) and 4(d), if «Last_Name»’s employment with the Company (or an affiliate of the Company if such affiliate is «Last_Name»’s employer) is terminated by the Company without “Cause,” (i) the performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award which are unearned as of the date of termination shall be forfeited by «Last_Name» and such performance-based restricted stock units shall be cancelled by the Company, (ii) the performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award which are earned and unvested as of the date of termination and are scheduled to vest on the anniversary of the Grant Date next following the date of termination shall vest on a pro-rata basis, the number of which shall be determined by multiplying the number of such performance-based restricted stock units by a fraction, the numerator of which is the number of days that have elapsed between (x) the anniversary of the Grant Date immediately preceding the date of termination and (y) the date of termination, and the denominator of which is 365, provided that «Last_Name» shall have delivered to the Company a release in form and substance satisfactory to the Company, and (iii) the performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award which are earned and unvested as of the date of termination and are scheduled to vest after the anniversary of the Grant Date next following the date of termination shall be forfeited by «Last_Name» and such performance-based restricted stock units shall be cancelled by the Company.

(c)	Subject to Section 2 and Section 4(d), if «Last_Name»’s employment with the Company (or an affiliate of the Company if such affiliate is «Last_Name»’s employer) is terminated due to the death of «Last_Name» or terminated by the Company due to the Disability of «Last_Name», (i) the performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award which are unearned as of the date of termination shall be deemed to be earned at 100% of target level and the number of performance-based restricted stock units so earned shall vest, and (ii) the performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award which are earned and unvested as of the date of termination shall vest. “Disability” shall have the meaning provided in Treas. Reg. §1.409(4)(i).

(d)	If, on the date «Last_Name»’s employment terminates, there is a written employment agreement in place between «Last_Name» and the Company (or between «Last_Name» and an affiliate of the Company if such affiliate is «Last_Name»’s employer), then, in the event of a conflict, the terms of such written employment agreement regarding vesting upon termination shall prevail over the terms of this Agreement (it being understood that any accelerated vesting shall be subject to the satisfaction of the performance conditions as described herein and be based on the level achieved hereunder), except that the terms of such employment agreement relating to vesting upon a termination due to a resignation for constructive discharge (or a resignation due to good reason or other comparable concept) shall not apply and such terms shall not prevail over the terms of this Agreement. Upon such a resignation for constructive discharge (or a resignation due to good reason or other comparable concept) then, per subsection 4(a) above, the portion of the Performance-Based Restricted Stock Unit Award which is not vested and unrestricted as of the date of such termination shall be forfeited by «Last_Name» and such portion shall be cancelled by the Company, regardless of the terms of any employment agreement.

5.	Adjustment in Event of Happening of Condition.

In the event that there is any change in the number of issued shares of Common Stock of the Company without new consideration to the Company (such as by stock dividends or stock split-ups), then the number of unvested performance-based restricted stock units subject to this Performance-Based Restricted Stock Unit Award shall be adjusted in proportion to such change in issued shares.

If the outstanding shares of Common Stock of the Company shall be combined, or be changed into another kind of stock of the Company or into equity securities of another corporation, whether through recapitalization, reorganization, sale, merger, consolidation, etc., the Company shall cause adequate provision to be made whereby the unvested performance-based restricted stock units subject to this Agreement shall be adjusted equitably so that the securities received upon vesting shall be the same as if the vesting had occurred immediately prior to such recapitalization, reorganization, sale, merger, consolidation, etc.

Notwithstanding the foregoing, in the event of a sale of the Company through a merger, consolidation or sale of all or substantially all of its assets where all or part of the consideration is stock, cash or other securities or property (a “Transaction”), the Performance-Based Restricted Stock Unit Award shall be assumed or an award of equivalent value shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Performance-Based Restricted Stock Unit Award, then simultaneously with the consummation of the Transaction, «Last_Name» shall fully vest in the Performance-Based Restricted Stock Unit Award (i.e., at 100% of target) and all performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award shall become unrestricted. For the purposes of this Section 5, the Performance-Based Restricted Stock Unit Award shall be considered assumed if, following the Transaction, the Performance-Based Restricted Stock Unit Award confers the right to receive, for each performance-based restricted stock unit subject to the Performance-Based Restricted Stock Unit Award and unvested immediately prior to the Transaction, the consideration (whether stock, cash or other securities or property) received in the Transaction by holders of Common Stock held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Transaction is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the vesting of the Performance-Based Restricted Stock Unit Award, for each share of Common Stock subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares of Common Stock in the Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

6.	No Right to Continued Employment. This Agreement shall not be construed as giving «Last_Name» the right to be retained in the employ of the Company.

7.	Provisions of Plan. This Performance-Based Restricted Stock Unit Award is granted pursuant to, and subject to the terms and conditions of, the Plan (which is incorporated herein by reference). In the event a provision of this Agreement conflicts with the Plan, the terms of the Plan will prevail. «Last_Name» acknowledges receiving a copy of the Plan and this Agreement. Any capitalized term not defined herein shall have the same meaning as in the Plan.

8.

Withholding of Taxes; Section 409A. The Company shall be entitled, if necessary or desirable, to withhold from any amounts due and payable by the Company to «Last_Name» (or to secure payment from «Last_Name» in lieu of withholding) the amount of any withholding or other tax due from the Company (“Required Tax Payments”) with respect to any performance-based restricted stock units which become vested and unrestricted under this Agreement, and the Company may defer issuance of Common Stock underlying such performance-based restricted stock units until such amounts are paid or withheld. «Last_Name» shall satisfy his or her Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock (for which «Last_Name» has good title, free and clear of all liens and encumbrances) having a Fair Market Value (as defined in the Plan), determined as of the date the obligation to withhold or pay taxes first arises in connection with the Performance-Based Restricted Stock Unit Award (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold from the shares of Common Stock otherwise to be delivered to the holder pursuant to the Performance-Based Restricted Stock Unit Award, a number of whole shares of Common Stock having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company through whom «Last_Name» has sold the shares with respect to which the Required Tax Payments have arisen or (5) any combination of (1), (2) and (3). The Compensation Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (2)-(5) for any holder who is not an “officer” (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934). Unless and until the Company determines otherwise, the method in clause (3) above shall be utilized. Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

It is intended that any amounts payable under this Performance-Based Restricted Stock Unit Award comply with the provisions of Code Section 409A of the Internal Revenue Code of 1986 and the treasury regulations relating thereto so as not to subject << Last Name >> to the payment of interest and tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any regulations or other guidance issued under Code Section 409A after the date of this Performance-Based Restricted Stock Unit Award would result in << Last Name >> being subject to payment of interest and tax penalty under Code Section 409A, the parties agree to amend this Performance-Based Restricted Stock Unit Award in order to bring this Performance-Based Restricted Stock Unit Award into compliance with Code Section 409A. No amount shall be payable pursuant to a termination of << Last Name >>’s employment unless such termination constitutes a separation from service under Section 409A. To the extent any amounts payable upon << Last Name >>’s separation from service are nonqualified deferred compensation under Section 409A, and if << Last Name >> is at such time a specified employee under Section 409A, then to the extent required under Section 409A payment of such amounts shall be postponed until six (6) months following the date of << Last Name >>’s separation from service (or until any earlier date of << Last Name >> death), upon which date all such postponed amounts shall be paid to <<

Last Name >> in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. The determination of whether << Last Name >> is a specified employee shall made by the Company in accordance with Section 409A.

9.	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:

Name:

«First_Name» «Last_Name»

Exhibit A

[insert performance measures determined by the Compensation Committee]